Exhibit 99.1

NEWS RELEASE

Von M. Hughes Appointed to Tradeweb Markets Board of Directors

NEW YORK – February 10, 2021 – Tradeweb Markets Inc. (Nasdaq: TW), a leading, global operator of electronic marketplaces for rates, credit, equities and money markets, today announced the appointment of Von M. Hughes to the company’s Board of Directors as an independent director, effective March 1, 2021.

Mr. Hughes is a Partner and Managing Director of PAAMCO Prisma, where he serves as Head of Strategic Advisory & Client Acquisition. He was appointed to the Board of Directors for PAAMCO Prisma Holdings LLC in 2018.

Martin Brand, Chairman of the Board, Tradeweb Markets, said: “The extraordinary breadth and depth of Von’s expertise makes him an outstanding addition to the Tradeweb board. His insight as a proven leader of global asset management firms and his unique understanding of corporate governance, pensions and public investing will help to reinforce Tradeweb’s focus on making markets more efficient.”

Mr. Hughes has been with PAAMCO Prisma, formerly known as PAAMCO, since 2003 and has served in a number of senior roles at the firm. Before PAAMCO Prisma, he held senior positions at Goldman Sachs and at Utendahl Capital Partners. He started his career as a clerk for the Honorable Judge Thomas P. Jackson in the U.S. District Court for the District of Columbia.

Lee Olesky, CEO, Tradeweb Markets: “The last few years have been a period remarkable growth and change for Tradeweb. As we continue to identify and execute on new opportunities, Von’s independent voice and experience as an operator and strategist will be immensely helpful to the board and our management team.”

Mr. Hughes is the author of the award-winning “U.S. Public Pension Handbook: A Comprehensive Guide for Trustees and Investment Staff.” He is a board member of National Association of Investment Companies (NAIC), as well as Greenwich Roundtable. He earned a B.A. in Philosophy (cum laude) from Yale University, an MPP from the Harvard Kennedy School of Government, and a JD from Harvard Law School, where he was an editor on the Harvard Law Review as well as on the Civil Rights and Civil Liberties Law Review.

About Tradeweb Markets

Tradeweb Markets Inc. (Nasdaq: TW) is a leading, global operator of electronic marketplaces for rates, credit, equities and money markets. Founded in 1996, Tradeweb provides access to markets, data and analytics, electronic trading, straight-through-processing and reporting for more than 40 products to clients in the institutional, wholesale and retail markets. Advanced technologies developed by Tradeweb enhance price discovery, order execution and trade workflows while allowing for greater scale and helping to reduce risks in client trading operations. Tradeweb serves approximately 2,500 clients in more than 65 countries. On average, Tradeweb facilitated more than $830 billion in notional value traded per day over the past four fiscal quarters. For more information, please go to www.tradeweb.com.